Exhibit 14.1

Richard C. White President and Chief Executive Officer

November 26, 2012

To Our Employees, Officers and Directors:

Global Geophysical Services, Inc. (the “Company”) will continue to be fully dedicated to maintaining the highest legal and ethical standards in the conduct of its business. We seek high ethical standards in all of our business endeavors. We believe that an awareness of the Company’s general policies regarding business conduct is vital to the Company and its success and to each employee, officer and director in the achievement of our mission.

For our employees, officers and directors, proper business conduct requires strict compliance with the spirit and the letter of the laws and regulations that apply to our business. It also means adherence to the highest business and personal ethics in dealings involving the Company or its reputation. The policies summarized in the attached Company’s Code of Business Conduct and Ethics (the “Code”) go beyond the strict requirements of the law. Although it cannot answer every question of conduct that may arise in our business, the principles embodied in the Code should alert you to situations that may require extra caution or guidance.

It is Company’s practice to encourage everyone to ask questions, seek guidance, and express any concerns they might have. If you have any questions you may consult your supervisor or upper management. In addition, you may seek advice on a confidential basis by following the procedures set forth under Section XVI for reporting violations of Company policies and seeking advice or reporting possible unethical conduct. Violating the standards of business conduct outlined in the Code may subject a violator to severe disciplinary action, up to and including immediate termination, and prosecution which could lead to personal fines or jail terms.

You are required to read and understand the Code, which together with related policies, procedures and educational efforts comprises the Company’s internal compliance program as contemplated by the Federal Sentencing Guidelines for corporations.

Sincerely,

Richard C. White

GLOBAL GEOPHYSICAL SERVICES, INC.

CODE OF BUSINESS CONDUCT

AND ETHICS

AS REVISED

NOVEMBER 26, 2012

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

I.	ETHICS AND COMPLIANCE	1
II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS.	1
III.	CONFIDENTIAL INFORMATION	1
	Disclosure of Company’s Confidential Information	2
	Patents, Copyrights, Trademarks and Proprietary Information	2
	No Inadvertent Disclosures	2
	Competitive Information	3
IV.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY	3
V.	CUSTOMER, SUPPLIER AND COMPETITOR RELATIONS	4
	Permissible Payments	4
	Bribes	5
	Gifts	5
VI.	ENTERTAINMENT	5
	Government Representatives	5
	Facilitating Payments	5
	Third Party Agents	6
	Compliance with Antitrust Laws	6
	Agreements with Competitors	6
	Agreements with Customers	6
	International Application	6
VII.	INSIDER TRADING	6
VIII.	RECORD MANAGEMENT	7
IX.	RECORDING TRANSACTIONS	7
	Company Records	7
X.	USE OF COMPANY ASSETS	8
	Electronic Communications	8
	Third Party Software	8
	Intellectual Property	8
XI.	FAIR DISCLOSURE POLICY	9
	Authorized Spokespersons	9
	General	9
XII.	FINANCIAL CODE OF ETHICS	10
XIII.	POLITICAL ACTIVITY AND CONTRIBUTIONS	10
XIV.	DISCRIMINATION AND HARASSMENT	10
XV.	HEALTH AND SAFETY	10
XVI.	REPORTING VIOLATIONS OF COMPANY POLICIES	10
XVII.	WAIVER	11

ii

I.	ETHICS AND COMPLIANCE

Global Geophysical Services, Inc. (the “Company”) operates in accordance with the highest ethical standards and relevant laws. The Company places the highest value on the integrity of each of its employees and representatives. The Company’s culture demands not only legal compliance, but also responsible and ethical behavior. Unless otherwise specifically noted, the policies outlined in the Company’s Code of Business Conduct and Ethics (the “Code”) apply across the Company, in all states, regions and countries. The Code does not cover all Company policies or all laws, but sets out basic principles to guide all employees of the Company. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a local law conflicts with a policy in this Code, then you must comply with the law. If local custom or practice conflicts with this Code, then you must comply with this Code. If your line of business or region has a policy or practice that conflicts with this Code then you must comply with this Code. If your line of business or region has policies or practices that require more of you than is required by the Code or if local law requires more, then you must follow the stricter policy, practice or law. Think of this Code as a baseline, or a minimum requirement, which must always be followed. The only time you can go below the baseline is if a law absolutely requires you to do so or if a written exception has been obtained in the manner provided herein.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XVI of this Code.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

III.	CONFIDENTIAL INFORMATION

The Company believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The Company respects the property rights of other companies to their confidential proprietary information and requires its employees to fully comply with U.S. and foreign laws and regulations protecting such rights. The obligation to preserve confidential information continues even after employment ends. The Company’s success is dependent upon the strict adherence by employees to this policy and all applicable standards and procedures.

 Disclosure of Company’s Confidential Information

Information is the lifeblood of any business. Open and effective dissemination of this information is critical to our success. However, much of the information concerning the Company’s business activities is confidential. The disclosure of this information outside the Company would seriously damage the Company’s interests.

To protect this information, it is Company policy that:

•	Confidential information of the Company should be disclosed within the Company only on a need-to-know basis;

•	Confidential information of the Company (paper or electronic) should be marked with additional handling instructions designated by the General Counsel; and

•
Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company’s business activities and in accordance with the Company’s disclosure guidelines.

Under no circumstances are employees to provide confidential Company documents to any third party, without express consent of the General Counsel. This restriction on the disclosure of confidential information includes, but is not limited to, any confidential Company documents relating to customers, competitors or suppliers of the Company.

 Patents, Copyrights, Trademarks and Proprietary Information

Protection of the Company’s intellectual property—including its patents, copyrights, trademarks, scientific and technical knowledge, know-how and the experience developed in the course of the Company’s activities—is essential to maintaining the Company’s competitive advantage. This information should be protected by all Company personnel and should not be disclosed to outsiders.

Much of the information the Company develops related to research, trade secrets, production, marketing, strategies, engineering, contract negotiations, and business methods and practices is original in nature and its protection is essential to our continued success. Such proprietary/confidential information and trade secrets may consist of any formula, pattern, device or compilation of information maintained in secrecy which is used in business, and which gives that business an opportunity to obtain an advantage over competitors who do not know about it or use it. This information should be protected by all Company employees and not disclosed to outsiders. Its loss through inadvertent or improper disclosure could be harmful to the Company.

 No Inadvertent Disclosures

Employees should be especially mindful in the use of the telephone, fax, telex, electronic mail, and other electronic means of storing and transmitting information.

Employees should take every practicable step to preserve the Company’s confidential information. For example, employees should not discuss material information in elevators,

hallways, restrooms, restaurants, airplanes, taxicabs or any place where they can be overheard; read confidential documents in public places or discard them where they can be retrieved by others; leave confidential documents in unattended conference rooms; or leave confidential documents behind when the conference is over. Also, employees should be aware of the carrying quality of conversations conducted on speaker telephones in offices, and of the potential for eavesdropping on conversations conducted on mobile, car or airplane telephones, and other unsecured means of communication.

Many employees are required to sign agreements reminding them of their obligation not to disclose the Company’s proprietary confidential information, both while they are employed and after they leave the Company. The loyalty, integrity and sound judgment of the Company’s employees both on and off the job are essential to the protection of such information.

 Competitive Information

Collecting information on our competitors from legitimate sources is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage, stealing and seeking confidential information from a new employee who recently worked for a competitor are not permitted.

IV.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY

Conflicts of interest result from situations or activities which may benefit the employee, officer or director by virtue of his position with, or at the expense of, the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A conflict of interest may also exist if a family member’s interest interferes with a person’s independent exercise of sound judgment. Employees, officers and directors should avoid any action which may involve, or may appear to involve, a conflict of interest with the Company. Employees, officers and directors should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company. In addition, actions of family members may create a conflict of interest. For example, doing business with an organization that is partially or fully owned by members of your family may create a conflict of interest.

Therefore, it is Company policy that unless a written waiver is granted (as explained below), employees, officers and directors may not:

•
Perform services for a public or private company, or have a financial interest in a private company or more than a 5% financial interest in a public company, that is, or may become, a supplier, customer, or competitor of the Company.

•	Perform outside work or otherwise engage in any outside activity or enterprise that may create a conflict with the Company’s best interests.

•	Take for themselves personally, opportunities that are discovered through the use of Company property, information and position;

•	Use Company property, information or position for personal gain; or

•	Compete with the Company.

Non-employee directors are not prohibited from, and the Company renounces any interest or expectancy in, pursuing any opportunity that is presented to a non-employee director other than primarily in such person’s capacity as a director of the Company.

In addition, the Company’s employees, officers and directors may not acquire any interest in outside entities, properties or assets in which the Company has an interest or potential interest. This includes securities in businesses being considered for acquisition, or real estate at or near possible new or expanded Company facilities. Solicitation of vendors or employees for gifts or donations shall not be allowed except with the permission of the General Counsel. If a family member of the employee, officer or director engages in an activity that would be considered a “conflict of interest” if the related employee, officer or director were to undertake it, then a “conflict of interest” shall be deemed to exist with respect to such employee, officer or director.

Employees are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and the Company. An employee’s conflict of interest may only be waived if both the General Counsel and the employee’s supervisor waive the conflict in writing. Officers and directors are under a continuing obligation to disclose to the Board of Directors any situation that presents the possibility of a conflict or disparity of interest between such officer or director and the Company. An officer’s or a director’s conflict of interest may only be waived if the Audit Committee approves the waiver. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

V.	CUSTOMER, SUPPLIER AND COMPETITOR RELATIONS

The Company believes that the Company, the economy, and the public benefit if businesses compete vigorously. The Company, its employees, and representatives will treat customers, business allies, competitors and suppliers fairly and will not engage in anticompetitive practices that unlawfully restrict the free market economy. Anticompetitive practices include taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

 Permissible Payments

The payment of normal discounts and allowances, commissions, fees, sales promotion activity, entertainment and the extension of services and other customary courtesies in the ordinary course of business is permissible so long as they have been authorized and properly recorded. If a customer, supplier, vendor or government agency has adopted a more stringent policy than the Company’s regarding gifts and gratuities, then the Company’s representative must comply with that more stringent policy when dealing with that person or entity. (See below for a discussion of gifts to government representatives.)

 Bribes

No illegal payment in any form (whether funds or assets) shall be made directly or indirectly to anyone for the purpose of obtaining or retaining business or to obtain any other favorable action. It is imperative that each and every person who does business with the Company understands that we will not, under any circumstances, give or accept bribes or kickbacks. A violation of this policy will subject the employee to disciplinary action as well as potential criminal prosecution.

 Gifts

No gift should be accepted from a supplier, vendor or customer unless the gift has insubstantial value and a refusal to accept it would be discourteous or otherwise harmful to the Company. The key is to keep an arms length relationship and avoid excessive or lavish gifts or events that may give the appearance of undue influence. This applies equally to gifts to suppliers or vendors or non-governmental customers. (See below for a discussion of gifts to government representatives.)

VI.	ENTERTAINMENT

Appropriate business entertainment of non-government employees occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. This may include business-related meals and trips, refreshments before or after a business meeting, and occasional athletic, theatrical or cultural events. The providing or receiving of entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

 Government Representatives

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the General Counsel, except for items of nominal value (i.e., pens, coffee mugs, etc.).

In addition, a U.S. law, the Foreign Corrupt Practices Act (FCPA) prohibits the Company or anyone acting on behalf of the Company from making a payment or giving a gift to a non-U.S. government official for purposes of obtaining or retaining business. The FCPA applies to the Company everywhere in the world where we do business and even applies to you if you are not a U.S. citizen.

 Facilitating Payments

In addition, the FCPA recognizes that in a number of countries, tips and gratuities of a minor nature are customarily required by lower level governmental representatives performing ministerial or clerical duties to secure the timely and efficient execution of their responsibilities (e.g., customs clearances, visa applications, installation of telephones, and exchange transactions). If you encounter a situation where an expediting or facilitating payment is requested in order to expedite or advance a routine performance of legitimate duties, then you need to contact the General Counsel for his analysis under the FCPA.

 Third Party Agents

The Company’s business may involve the use of agents, consultants, brokers or representatives in connection with its dealing with governmental entities, departments, officials and employees. Such arrangements may not be employed to channel payoffs to government entities or officials or otherwise violate the FCPA.

 Compliance with Antitrust Laws

All Company employees are expected to comply with applicable federal, state and foreign antitrust laws. All mergers, acquisitions, strategic alliances, and other types of extraordinary business combinations which raise concerns of market domination or abuse, should receive timely legal review to assure that the Company competes aggressively, but not unlawfully. When any doubt exists as to the legality of any action or arrangement, the matter should be discussed with the General Counsel.

 Agreements with Competitors

Formal or informal agreements with competitors that seek to limit or restrict competition in some way are often illegal. Unlawful agreements include those which seek to fix or control prices; allocate products, markets or territories; or boycott certain customers or suppliers. To ensure compliance with antitrust law, discussions with competitors regarding any of these potential agreements is a violation of Company policy and will subject the employee to disciplinary action as well as the potential for criminal prosecution.

 Agreements with Customers

Certain understandings between the Company and a customer are also considered anti-competitive and illegal. These include agreements that fix resale prices or that result in discriminatory pricing between customers for the same product. These types of restrictive understandings must not be discussed or agreed to with a customer.

 International Application

International operations of the Company may be subject to the antitrust laws of the United States. Advice on this subject as well as similar requirements under other applicable jurisdictions should be sought from the General Counsel.

VII.	INSIDER TRADING

Federal law and Company policy prohibit employees, directly or indirectly through their families or others, from purchasing or selling Company securities while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the securities of other publicly held companies on the basis of material, non-public information. All employees shall follow the Insider Trading Policy which is attached hereto as Addendum A and incorporated herein by reference.  All employees must return an executed copy of the Insider Trading Policy to Christopher P. Graham, the Company’s General Counsel, acknowledging that they agree to strictly follow all requirements of the Insider Trading Policy.  All questions concerning the Insider Trading Policy should be directed to Christopher P. Graham.

VIII.	RECORD MANAGEMENT

The General Counsel has Company wide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. It is Company policy that no records that are the subject of or related to litigation or an ongoing or impending investigation shall be destroyed by any employee or agent of the Company. Employees should contact Christopher P. Graham for specific information on record retention.

IX.	RECORDING TRANSACTIONS

The integrity of the Company’s record-keeping and reporting systems is of the utmost importance. The Company shall make and keep books, invoices, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Each employee shall maintain accurate and fair records of transactions, time reports, expense accounts, and other Company records. Employees, officers and directors must use special care to make sure that records are accurately and completely prepared and reviewed, whether they are intended for internal use or for an external party, including any governmental authorities. The Company shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded.

 Company Records

All Company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of Company business in reasonable detail. No entries will be made that intentionally conceal or disguise the true nature of any Company transaction.

In this respect, the following guidelines must be followed:

•	No unrecorded or “off the books” funds or assets should be established for any purpose;

•	No false, misleading or fictitious invoices should be paid or created;

•	No false or artificial entries should be made or misleading reports issued;

•	Assets and liabilities of the Company shall be recognized and stated in accordance with the Company’s standard practices and GAAP;

•	No material failure to make entries should be permitted; and

•	The documentation evidencing each transaction and each payment on behalf of the Company shall fairly represent the nature of such transaction or the purpose of such payment.

If an employee believes that the Company’s books and records are not being maintained in accordance with these requirements, the employee should immediately report the matter directly to their supervisor or to the Chief Financial Officer.

X.	USE OF COMPANY ASSETS

The Company’s assets are to be used only for the legitimate business purposes of the Company and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets. The use of Company time, materials, assets or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without permission, is prohibited. You should use and maintain the Company’s assets with care and respect, while guarding against waste and abuse.

 Electronic Communications

The Company’s electronic mail (e-mail) system should be restricted primarily to Company business. Highly confidential information should be handled appropriately. The Company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on personal computers owned by the Company or computers on the premises used in Company business. The use of the Company’s internet services should be restricted primarily to Company business.  Company employees should have no expectation of privacy when using Company provided technology or utilizing any technology maintained by Company.

 Third Party Software

Third Party Software is provided as a productivity tool for employees to perform their job functions. Please note that, just because third party product or utility software is located on a corporate utility server, it does not necessarily mean that it is licensed for use as a standalone software product. “Software” includes programs, routines, and procedures that cause a computer system to perform a predetermined function or functions, as well as the supporting documentation. Employees and Company representatives have an obligation to protect and manage our software. All software use must be in compliance with applicable laws and contractual obligations assumed by the Company, including copyright laws and necessary licensing. Employees may be liable as individuals for illegal software use.

 Intellectual Property

To the extent permitted under applicable law, employees, contractors and temporary employees shall assign to the Company any invention, work of authorship, composition or other form of intellectual property created during the period of employment.

XI.	FAIR DISCLOSURE POLICY

The Company is committed to fair disclosure of information to its shareholders, the financial community, and the public.

The Company and its management team believe it is in the Company’s best interest to maintain an active and open communication with shareholders and potential investors regarding the Company’s historical performance and future prospects. The Company can create shareholder value by publicly articulating its strategies, business strengths, and growth opportunities. The Company is also aware of its need for confidentiality about details of key business and operating strategies.

In addition, any reports or information provided on the Company’s behalf to federal, state, local or foreign governments should be true, correct and accurate. Any omission or misstatement could result in a violation of the reporting laws, rules and regulations.

 Authorized Spokespersons

The Company speaks to the financial community and its shareholders through authorized representatives. The following persons are authorized to communicate on behalf of the corporation to analysts, securities market professionals and major stockholders of the corporation.

•	Chief Executive Officer

•	Chief Financial Officer

Other officers or employees of the corporation may from time to time communicate with analysts and investors as part of the Company’s investor relations program. In such instances, an authorized representative will also be present. No employee is authorized to communicate business or financial information about the Company that is non-public, material information, except through Company sanctioned public disclosure or for business purposes under a nondisclosure agreement.

 General

Employees will be notified that, except as specified in this policy they shall not communicate to analysts and investors and shall refer all questions to the Chief Executive Officer or, in his or her absence, another authorized representative.

The Company endeavors to make appropriate announcements and to conduct interviews with the media about its business and significant developments. Appropriate training will be provided to each authorized representative on compliance with the policy, review of public statements regarding material information, and procedures for disclosing non-public information.

XII.	FINANCIAL CODE OF ETHICS

The Company’s Financial Code of Ethics for the Chief Executive Officer and Senior Financial Officers contains the ethical principles by which the Chief Executive Officer, Chief Financial Officer, principal accounting officer or Controller, or, if no person holds any such offices, the person or persons performing similar functions, are expected to conduct themselves when carrying out their duties and responsibilities. The Financial Code of Ethics for the Chief Executive Officer and Senior Financial Officers is attached hereto as Addendum B and is incorporated herein by reference.  The Chief Executive Officer and all Senior Financial Officers shall execute Addendum B and return a copy of same to the General Counsel. Addendum B-1, attached and incorporated herein by reference, shall include a listing of all individuals that are governed by Addendum B.

XIII.	POLITICAL ACTIVITY AND CONTRIBUTIONS

It is Company policy that no corporate funds may be used to make political contributions of any kind to any candidate or political party. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and the furnishing of any other goods, services or equipment to political parties or committees. However, the policy does not prohibit the formation of a Political Action Committee sponsored by the Company to the extent that federal and state law permits it. Political contributions or activities by individuals on their own behalf are, of course, permissible. No person may be reimbursed directly or indirectly by the Company for any political contribution or for the cost of attending any political event. In addition, employees may not be given time off with pay for political activity.

XIV.	DISCRIMINATION AND HARASSMENT

We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

XV.	HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

XVI.	REPORTING VIOLATIONS OF COMPANY POLICIES

There are no easy answers to many ethical issues we face in our daily business activities. In some cases the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they should talk to someone else such as their supervisor, another manager, or the General Counsel.

It is the obligation of any director, officer or employee who believes another director, officer, employee or any agent, consultant or contract worker is violating the Company’s policies or local laws or is engaging in any activity that could damage the Company’s reputation to immediately call this to the attention of management or one or more of the following:

•	The Company’s General Counsel;

•	Any member of the Audit Committee;

•	Any manager in the internal audit department; or

•	the Company’s compliance Hotline.

The Company has established a toll-free 24-hour telephone line (the “Hotline”) for employees to report possible violations of law or Company policy. The number is 1-866-265-3856 (toll free) or +1-402-517-3535 (when calling from outside the United States). All calls are confidential and employees may choose to make their calls anonymously.

The Company will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of Company policy. It is a violation of this Code for anyone to be discriminated against or harassed for contacting his or her supervisor, upper management, the General Counsel, or the Chairman of the Audit Committee with a good faith report of a suspected violation of law or policy. If you feel that you are being retaliated against in violation of this policy, please follow the procedures for reporting violations. Employees are expected to cooperate in internal investigations of misconduct.

XVII.	WAIVER

Waivers of any provision of this Code shall be made by the Audit Committee, provided that such committee may defer such matters to the full board. Persons seeking a waiver should be prepared to disclose all relevant facts and circumstances, respond to inquiries for additional information, explain why a waiver is necessary, appropriate or in the best interest of the Company and comply with any procedures that may be required to protect the Company in connection with the waiver. If a waiver of this Code is granted for an executive officer or director, appropriate disclosure will promptly be made in accordance with applicable laws, rules and regulations (including the listing standards of the New York Stock Exchange).

Certification

By signing below, I hereby acknowledge to my employer that I am aware of the existence of the Company Code of Conduct and Ethics, have access to it, have read and understood it, and agree that I will comply with it.

Employee’s Name:
(Please Print)

Work Location:

Employee’s Signature:

Date:

All employees of the Company (except where laws do not permit) are required to certify initially with the rollout of this policy, and periodically thereafter. New hires must certify with their orientation to the Company, and in any event within thirty (30) days of hire. Management and Human Resources are responsible for obtaining the required certifications (copies of the current policy will be available via the Company’s Intranet at all times) and will retain copies of the certification in the appropriate files.

Disclosure
Once you have reviewed and signed this Code of Conduct, please disclose any items you feel are relevant to the terms outlined in this Code. If needed, attach an additional page.

ADDENDUM A
GLOBAL GEOPHYSICAL SERVICES, INC.
INSIDER TRADING POLICY

M E M O R A N D U M

TO:	All Officers, Directors and Employees

FROM:	The Board of Directors of Global Geophysical Services, Inc.

SUBJECT:	Insider Trading Policy

DATE:	November 9, 2010

Due to their potential access to material, nonpublic information, all officers, directors and employees of Global Geophysical Services, Inc. (the “Company”) must comply with the provisions of the Company’s Insider Trading Policy. Attached to this memorandum is a statement of the Company’s current policies and procedures with respect to trading in the Company’s securities, as well as the securities of other public companies doing business with the Company. The attached policy should be reviewed closely. The policy sets out, among other things, the following restrictions:

•
Prohibition Against Trading on the Basis of Material, Non-Public Information. Material, non-public information about the Company must not be revealed to any other person, except when necessary in the course of the Company’s business. Securities of the Company, or any company that has a significant relationship with the Company, shall not be purchased or sold when the purchaser or seller knows of material non-public information. It is contrary to Company policy to engage in any activity that would be considered unlawful trading or tipping under the securities laws, whether related to the Company’s securities or another company’s securities with information gained as a result of your employment or relationship with the Company. Persons violating this policy will be subject to disciplinary action, which may include immediate dismissal from the Company.

•
Prohibition Against Speculative, Short Term Trading. It is also Company policy that any investing in the Company’s securities, or the securities of any company that has a significant relationship with the Company, be on a “buy and hold” basis. Active trading, or short term speculation, is improper.

•
Notice Requirements for Trading in Company Securities. Subject to the restrictions on purchasing and selling securities while in possession of material, non-public information, all directors, officers and employees of the Company must give written notice to Christopher P. Graham, the Company’s General Counsel, prior to engaging in a purchase or sale of the Company’s securities.

•
Black-Out Periods Applicable to All Employees. Certain periods have been designated as “blackout periods” for transactions in the Company’s securities, during which directors, officers and employees of the Company are prohibited from trading in the Company’s securities.

•
Scope of Prohibited Trading. The Company’s Insider Trading Policy applies to trading in the Company’s common stock, options and any other types of securities, and applies to trades executed directly or indirectly. Examples of indirectly trading in the Company’s securities include using a third party intermediary to execute trades on your behalf, executing trades through an IRA Trust, or reallocating the amount of your 401(k) investments that are invested in the Company’s common stock.

•
Insider Trading Policy Applies to Family Members. These restrictions also apply to your family members and others living in your household. You are expected to be responsible for the compliance of your family members and others living in your household.

Please contact Christopher P. Graham, the Company’s General Counsel, with any questions or comments concerning the Insider Trading Policy.

GLOBAL GEOPHYSICAL SERVICES, INC.
INSIDER TRADING POLICY

Introduction

All of the officers, directors and employees of Global Geophysical Services, Inc. (the “Company”) are subject to this Insider Trading Policy. This policy describes:

•	The federal laws prohibiting insider trading;
•	The Company’s securities trading policy, including pre-clearance procedures;
•	The Company’s blackout period policy;
•	The Company’s policy regarding short sales and options trading; and
•	The Company’s compliance program for officers and directors.

Noncompliance with the securities laws or any of the Company’s Insider Trading Policies described below constitute grounds for disciplinary action, which may include termination of employment.

Explanation of the Law

What is Material, Nonpublic Information?

U.S. federal securities laws make it illegal for any of us to buy or sell a company’s securities at a time when we possess “material, nonpublic information” relating to such company. This conduct is known as “insider trading.” “Nonpublic information” is information about a company that is not known to the general public. Information is deemed “material” if it could affect the market price of a security (i.e., stock, option, bond, etc.) or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Information is considered “public” only if it has been effectively disclosed to the investing public (by press release, for example) and enough time has elapsed to permit the investment market to absorb and evaluate the information.

Material, nonpublic information can include information that something is likely to happen – or just that it might happen. Examples of material, non-public information with respect to the Company include, among other things, non-public information about:

•	Earnings, operating or other financial results;
•	Material changes in revenues or operations;
•	Estimates or projections by the Company’s officers of future earnings or losses;
•	Stock splits or other recapitalizations;
•	Changes in management;
•	A proposed stock or bond offering;
•	Redemptions or repurchases by the Company of its securities;
•
Events or business operations which are likely to affect future revenues or earnings (for example, acquisitions and dispositions of properties, and the execution of important contracts with partners or other parties);

•	Plans for substantial capital investments;
•	The prospect of significant litigation or developments in a major litigation matter; or
•	Any other information which is likely to have a significant impact on the Company’s financial results or stock price.

In the case of the Company, material, nonpublic information is not limited to information about the Company itself. It also includes material, non-public information about others, including the Company’s partners, service providers and other companies with which we have relationships.

Prohibitions Relating to Material, Nonpublic Information.

Sale or Purchase of Securities. It is unlawful for someone having material, nonpublic information regarding a company to buy or sell securities of that company, whether in the form of common stock, other company stock which might be issued in the future, options or any other type of security, and, whether directly or indirectly, through a third person, 401(K) plan, IRA trust or otherwise.

Tipping. It is unlawful for someone having material, nonpublic information to pass it on to a friend, relative or anyone else that buys or sells a security on the basis of that information. This area of activity is often referred to as “tipping.” Similarly, it is also unlawful to suggest buying or selling a security while in possession of material, nonpublic information but without actually disclosing such information. If damages are incurred for a tipping violation, often the “tippor” (the informant) is liable for the “tippee’s” profits and other damages.

Controlling Person Liability. It is also unlawful for certain persons to fail to prevent insider trading by others. A “controlling person” may be liable for civil penalties under the insider trading laws for the violations of another if the controlling person both (1) knew or recklessly disregarded the fact that an employee was likely to engage in a violation and (2) failed to take appropriate steps to prevent that violation before it occurred. A controlling person includes not only employers, such as the Company, but also individual employees with managerial or supervisory responsibilities over the violator and, in some cases, officers, directors and controlling shareholders of the employer.

Consequences of Violation. In recent years, the SEC has vigorously prosecuted insider trading violations by both institutions and individuals. The penalties, including criminal penalties, are severe, even for violations resulting in relatively small profits. Criminal penalties can result in up to 10 years of imprisonment. The maximum civil penalty for each violation is the higher of $1,000,000 or three times the gains made or losses avoided from insider trading. Finally, because of the importance of the policies set forth in this memorandum, any violation may be cause for immediate dismissal from the Company.

Securities Trading Policy

Prohibited Trading. Whenever a director, officer, employee or any party retained by the Company in any capacity has or is aware of material non-public information relating to the Company or any other company, including any of our partners or service providers, our policy and the securities laws provide that such employee or person may not, directly or indirectly, buy or sell the securities of the Company or such other company. Equally important, such employee or person: (1) should not pass the information along to others and (2) must not authorize or permit any member of his or her immediate family, anyone acting on his or her behalf, or anyone known to have such information, to purchase or sell such securities.

Blackout Period

In order to protect you and the Company from allegations of insider trading, you are prohibited you from buying or selling the Company’s securities during the quarterly “blackout period,” which begins one day before the public release of the Company’s quarterly earnings and ends at the market’s close on the first trading day after the public release of the quarter’s earnings. This policy is based on the presumption that, during the blackout period, you may have access to the quarter’s financial results, which are deemed material, non-public information until they are disseminated into the marketplace.

You are permitted to do a cash exercise of vested employee stock options granted by the Company during a blackout period, since the purchase price is fixed. In addition, you may sell shares acquired in the exercise of such stock options to the Company to pay the purchase price or tax withholding. You are not, however, permitted to sell the net shares acquired (after payment of exercise price and tax withholding) through such exercises until the blackout period ends.

Transactions in your 401(k) are, for blackout period purposes, no different than transactions for your own account and are prohibited.

Prohibition Against Short Sales, Trading in Options or Speculative Trading

As a matter of Company policy, you may not at any time sell Company securities short. You are also prohibited from (1) engaging in any transaction in publicly traded options on Company stock, including put or call options, and (2) from engaging in short-term, speculative trading in Company securities since such speculation can harm the Company by sending inappropriate or potentially misleading signals to the market. This prohibition applies to all types of publicly traded options (other than employee stock options granted by the Company).

Restrictions on Sales Following Initial Public Offering

For a period beginning seven days prior to and ending 180 days after (the “Lock-up Period”) the closing of the Company’s initial public offering of the Company’s common stock (the “IPO”), no officer, director or employee may sell Company securities unless that person has complied with this section of the insider trading policy. If you are subject to a lock-up agreement with the underwriters in the IPO (a “Lock-up”), the more restrictive provisions of this policy or the Lock-up will apply. That is, both this policy and the Lock-up must permit you to sell Company securities before you may sell.

During the Lock-up Period, it is Company policy that each employee should be allowed to sell up to 20% of that employee’s shares of common stock. This number will be based upon the shares that the employee actually owns at the beginning of the Lock-up period, but will not include unvested restricted stock or shares that are subject to unvested stock options. Notwithstanding the foregoing, all trades by employees during the Lock-up period shall be subject to the prior written approval of the Company’s General Counsel and must otherwise be made in compliance with this insider trading policy. This policy is not a guarantee that each employee will be allowed to sell 20% of that employee’s shares during the Lock-up Period, because unforeseen events may cause the Company to implement additional blackout periods. In addition, employees should plan sales well in advance in order to avoid the inevitable delays that come from seeking prior approval.

Compliance Program

In an attempt to assist officers’, directors’, and employees’ compliance with the Company’s securities trading policy and applicable laws, and avoid inadvertent violations, the Company has implemented the following Compliance Program which all officers, directors and employees will be required to observe.

All sales, purchases and other transactions of any kind (other than those in which the Company is the buyer or seller for its own account or transactions made pursuant to an approved, established trading plan as described below) in the Company’s common stock or other Company securities can only be made by you if all of the following conditions are met (unless waived by the Company’s General Counsel):

•	You are not then in possession of “material, nonpublic information”; and
•	You receive prior authorization (pre-clearance) to conduct the transaction from the Company’s General Counsel.

To assist in the administration and understanding of the Insider Trading Policy and as part of the Compliance Program, all officers, directors and/or employees agree to contact Christopher P. Graham, the Company’s General Counsel, prior to buying or selling any of the Company’s common stock or other securities.  When contacted in advance as required by the Insider Trading Policy, the Company’s General Counsel will screen all trades to confirm they are in compliance with the Insider Trading Policy.  For your ready reference, Christopher P. Graham’s direct dial at the office is 713-808-7310, and his mobile number is 832-606-3646.  The Company will develop an Insider Trading Compliance form that it will consider utilizing in the future to assist in streamlining the pre-clearance process; however, at this time all trades must first be cleared in advance by the Company’s General Counsel.

Established Trading Plans. The Company must pre-approve any plan, arrangement or trading instructions, etc. involving potential sales (or purchases) of stock or option exercises and sales, etc. (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, etc.). You must still adhere to this prior approval procedure even where, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approval plan will not be subject to the Company’s pre-clearance procedures for transactions in the Company’s securities.)

We will want to:

(1)	Review the Proposed Arrangement. We must satisfy ourselves that the arrangement will not place the Company’s good name or yours in jeopardy.
(2)
Add Additional Safeguards. To reduce exposure, we will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or plan), there is no material information about the Company that has not been publicly disclosed. If there is undisclosed information (even if you aren’t aware of it), you would need to wait until that information has been disclosed. It may also be advisable that there be an interval between establishment of the plan and the first transaction under the plan.

(3)	Consider a Public Announcement. We will consider in each case whether public announcement of a trading plan should be made (via press release, web site, etc.).
(4)	Establish Section 16, Rule 144, etc. Procedures With Third Parties. Also, we will need to establish a procedure with whoever is handling your transactions to ensure:

a.	Prompt filings of SEC Form 4 take place after transactions. Failure to file on time results in unwanted proxy statement disclosure of filing violations;

b.	Compliance with SEC Rule 144 at the time of any sale; and

c.	Cessation of any sales during pooling lock-up periods in the event of a merger or acquisition, or during other periods when a lock-up is imposed on insiders.

Transaction Blocks. The Company’s transfer agent has been advised of the Compliance Program. The transfer agent will be assisting us in the implementation of the Compliance Program.

Additional Black-Out Periods. The Sarbanes-Oxley Act of 2002 also requires the Company to absolutely prohibit all purchases, sales or transfers of Company securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Affected officers and directors will be contacted when these or other restricted trading periods are instituted from time to time.

Acknowledgment

Each person designated to receive the Company’s Insider Trading Policy will be asked to sign the attached acknowledgment stating that he or she has read this Insider Trading Policy and understands the Company’s Insider Trading Policy described herein. The individual also will be asked to repeat this acknowledgment on an annual basis and confirm his or her transactions in Company securities for the prior year.

Administration and Further Assistance

This Insider Trading Policy shall be administered by the Company’s General Counsel. Any person who has a question concerning the propriety of a proposed transaction or who has a question about the Insider Trading Policy generally may obtain additional guidance from the Company’s General Counsel. Requests for clearance of a proposed securities transaction should be directed to the Company’s General Counsel.

ACKNOWLEDGMENT AND RECEIPT OF MEMORANDUM
REGARDING GLOBAL GEOPHYSICAL SERVICES, INC’S
INSIDER TRADING POLICY

To the Board of Directors of Global Geophysical Services, Inc.

I have received the memorandum dated November 9, 2010, setting forth the Company’s Insider Trading Policy on material, nonpublic information and the U.S. federal securities laws.  I agree to screen all trades with the Company’s General Counsel in advance of entering into any trade of the Company’s Common Stock or other securities. I understand the Company’s Insider Trading Policy and have been advised that if I have a question about the meaning of the Company’s Insider Trading Policy or how either applies in a particular instance, I may ask the Company’s General Counsel to advise me.

(Date)	(Signature)

(Name - please print)

To be returned to:

Christopher P. Graham
Senior Vice President and General Counsel

ADDENDUM B

GLOBAL GEOPHYSICAL SERVICES, INC.

Code of Ethics for the Chief Executive Officer
and Senior Financial Officers

The Chief Executive Officer, Chief Financial officer, principal accounting officer or Controller and other senior financial officers performing similar functions (collectively, the “Senior Financial Officers” as further listed on the attached Addendum B-1) of Global Geophysical Services, Inc. (the “Company”) each have an obligation to the Company, its shareholders, the public investor community, and themselves to maintain the highest standards of ethical conduct. In recognition of this obligation, the Company has adopted the following standards of ethical conduct for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified herein of violations of this Code of Ethics; and

•	Accountability for an adherence to this Code of Ethics.

The Company has a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company. The Senior Financial Officers are bound by all of the provisions set forth therein, including those relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Senior Financial Officers are subject to the additional specific policies described below. Adherence to these standards is integral to achieving the objectives of the Company and its shareholders. The Senior Financial Officers shall not commit acts contrary to these standards nor shall they condone the commission of such acts by others within the Company.

Competence

The Senior Financial Officers have a responsibility to:

•	Maintain an appropriate level of professional competence through the ongoing development of their knowledge and skills.

•	Perform their professional duties in accordance with relevant laws, regulations, and technical standards.

•	Prepare accurate and timely financial statements, reports and recommendations after appropriate analyses of relevant and reliable information.

Confidentiality

The Senior Financial Officers have a responsibility to protect the Company by:

•	Refraining from disclosing confidential information (regarding the Company or otherwise) acquired in the course of their work except when authorized, unless legally obligated to do so.

•
Informing subordinates as appropriate regarding the confidentiality of information acquired in the course of their work and monitoring their activities to assure the maintenance of that confidentiality.

•	Refraining from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage either personally or through third parties.

Integrity

The Senior Financial Officers have a responsibility to:

•	Comply with laws, rules and regulations of federal, state and local governments, and appropriate private and public regulatory agencies or organizations, including insider trading laws.

•	Act in good faith, responsibly, without misrepresenting material facts or allowing their independent judgment to be subordinated.

•	Protect the Company’s assets and insure their efficient use.

•	Avoid actual or apparent conflicts of interest with respect to suppliers, customers and competitors and reports potential conflicts as required in the Company’s Conflict of Interest Policy.

•	Refrain from engaging in any activity that would prejudice their ability to carry out their duties ethically.

•	Refrain from either actively or passively subverting the attainment of the organization’s legitimate and ethical objectives.

•	Recognize and communicate professional limitations or other constraints that would preclude responsible judgment or successful performance of an activity.

•
Report to senior management and the Audit Committee any significant information they may have regarding judgments, deficiencies, discrepancies, errors, lapses or any similar matters relating to the Company’s or its subsidiaries’ accounting, auditing or system of internal controls. The officers must communicate unfavorable as well as favorable information and professional judgments or opinions.

•	Refrain from engaging in or supporting any activity that would discredit their profession or the Company and proactively promote ethical behavior within the Company.

Objectivity

The Senior Financial Officers have a responsibility to:

•	Communicate information fairly and objectively.

•	Disclose all material information that could reasonably be expected to influence intended user’s understanding of the reports, comments and recommendations presented.

Oversight and Disclosure

The Senior Financial Officers have a responsibility to:

•
Ensure the preparation of full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Senior Financial Officers to promptly bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities of overseeing the Company’s financial statements and disclosures and internal control systems.

•
Promptly bring to the attention of the Audit Committee any information he or she may have concerning (1) significant deficiencies in the design or operation of internal controls which could aversely affect the Company’s ability to record, process, summarize and report financial data or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

•
Promptly bring to the attention of the Chief Executive Officer or the General Counsel, and to the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls.

•
Promptly bring to the attention of the Chief Executive Officer or the General Counsel, and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

Enforcement

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

IN WITNESS WHEREOF, the undersigned Senior Financial Officer certifies that he or she has read the above Code of Ethics and agrees to abide thereby.

(Signature)

(Print Name)

Date:  _______________________, 20__

To be returned to:   Christopher P. Graham, General Counsel

ADDENDUM B-1

GLOBAL GEOPHYSICAL SERVICES, INC.

Code of Ethics for the Chief Executive Officer
and Senior Financial Officers

as revised November 26, 2012

As referenced in Addendum B, the Senior Financial Officers of the Company are as follows:

Chief Executive Officer	-	Richard C. White

Chief Financial Officer	-	P. Mathew Verghese

Chief Accounting Officer	-	Jesse Perez, III

Controller	-	Brett L. Lamensky